Exhibit 99.1

Contact: Jeff Harkins Investor Relations 940-297-3877 jharkins@sallybeauty.com

Sally Beauty Holdings Reports Third Quarter Fiscal 2025 Results

•	Fuel for Growth Program Yields Fourth Consecutive Quarter of Operating Margin Expansion and Double-Digit EPS Growth

•	Strengthens Balance Sheet

•	Adjusts Full Year Comparable Sales Outlook to High End of Prior Range

•	Raises Full Year Adjusted Operating Margin Guidance

DENTON, Texas, August 5, 2025 – Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”), the leader in professional hair color, today announced financial results for its third quarter ended June 30, 2025. The Company will hold a conference call today at 7:30 a.m. Central Time to discuss these results and its business.

Fiscal 2025 Third Quarter Summary

•	Consolidated net sales of $933 million, a decrease of 1.0% compared to the prior year;

•	Consolidated comparable sales decrease of 0.4%;

•	Global e-commerce sales of $99 million, represents 10.6% of net sales;

•	GAAP gross margin expands 50 basis points to 51.5%;

•	Adjusted Gross Margin expands 100 basis points to 52.0%;

•	GAAP operating earnings of $78 million and GAAP operating margin expands 80 basis points to 8.4%;

•	Adjusted Operating Earnings of $86 million and Adjusted Operating Margin expands 30 basis points to 9.2%;

•	GAAP diluted net earnings per share of $0.44, increases 22% over the prior year;

•	Adjusted Diluted Net Earnings Per Share of $0.51, increases 13% over the prior year;

•	Cash flow from operations of $69 million and Operating Free Cash Flow of $49 million; and

•	Completes $21 million in term loan repayment and $13 million in share repurchases.

“Our third quarter results, including improved topline trends and solid year-over-year growth in operating profit, showcase the resilience of our business and the customer service focus of our team,” said Denise Paulonis, president and chief executive officer. “Ongoing financial rigor, coupled with our fuel for growth initiative, drove double-digit earnings per share growth and a fourth consecutive quarter of adjusted operating margin expansion. Importantly, our talented teams are continuing to advance our strategic pillars against a complex macro backdrop. Given the strength of our third quarter, we are raising our adjusted operating margin guidance for full year fiscal 2025.”

Fiscal 2025 Third Quarter Operating Results

Third quarter consolidated net sales were $933.3 million, a decrease of 1.0% compared to the prior year. The Company was operating 35 fewer stores at the end of the quarter compared to the prior year and foreign currency translation had no impact on consolidated net sales for the quarter. Global e-commerce sales were $99 million, or 10.6% of consolidated net sales, for the quarter.

Consolidated comparable sales decreased 0.4%, primarily reflecting macro uncertainty, which impacted consumer spending at Sally Beauty, partially offset by strong growth in hair color and digital marketplaces at Sally Beauty as well as continued momentum at Beauty Systems Group from expanded distribution and new brand innovation.

Consolidated gross profit for the third quarter was essentially flat at $481.0 million compared to $480.9 million in the prior year. Consolidated GAAP gross margin was 51.5%, an increase of 50 basis points compared to 51.0% in the prior year. Consolidated Adjusted Gross Margin, excluding the inventory write-off from the Company’s European operations in connection with the fuel for growth initiative, was 52.0%, an increase of 100 basis points compared 51.0% in the prior year. The increase was driven primarily by the Sally Beauty segment, which delivered higher product margin resulting from benefits from the Company’s fuel for growth initiative, lower distribution and freight costs, and lower shrink expense.

GAAP selling, general and administrative (SG&A) expenses totaled $402.8 million, a decrease of $5.9 million compared to the prior year. As a percentage of sales, SG&A expenses were 43.2% compared to 43.4% in the prior year. Adjusted Selling, General and Administrative Expenses, excluding the Company’s costs related to the fuel for growth initiative, expenses related to the sale of the Company’s corporate headquarters, and other non-recurring expenses, totaled $398.9 million, an increase of $2.1 million compared to the prior year. The increase was driven primarily by higher labor and other compensation-related expenses, and higher information technology costs, partially offset by $6.4 million in savings from the Company’s fuel for growth initiative and lower depreciation expense. As a percentage of sales, Adjusted SG&A expenses were 42.7% compared to 42.1% in the prior year.

GAAP operating earnings and operating margin in the third quarter were $78.2 million and 8.4%, respectively, compared to $71.8 million and 7.6%, in the prior year. Adjusted Operating Earnings and Operating Margin, excluding the Company’s costs related to the fuel for growth initiative, expenses related to the sale of the Company’s corporate headquarters, costs related to restructuring efforts, and other non-recurring expenses, were $86.1 million and 9.2%, respectively, compared to $84.1 million and 8.9%, in the prior year.

GAAP net earnings in the third quarter were $45.7 million, or $0.44 per diluted share, compared to GAAP net earnings of $37.7 million, or $0.36 per diluted share, in the prior year. Adjusted Net Earnings, excluding the Company’s costs related to the fuel for growth initiative, expenses related to the sale of the Company’s corporate headquarters, costs related to restructuring efforts, the loss on debt extinguishment, and other non-recurring expenses, were $52.4 million, or $0.51 per diluted share, compared to Adjusted Net Earnings of $48.1 million, or $0.45 per diluted share, in the prior year. Adjusted EBITDA in the third quarter was $115.3 million, a decrease of 1.3% compared to the prior year, and Adjusted EBITDA Margin was 12.4%, flat to the prior year.

Balance Sheet and Cash Flow

As of June 30, 2025, the Company had cash and cash equivalents of $113 million and no outstanding borrowings under its asset-based revolving line of credit. At the end of the quarter, inventory was $1.01 billion, down 1.7% versus a year ago.

Third quarter cash flow from operations was $69.4 million and Operating Free Cash Flow totaled $49.1 million. During the quarter, the Company utilized its cash flow to repay $21 million of term loan B debt and repurchase 1.5 million shares under its share repurchase program at an aggregate cost of $13 million. The Company ended the quarter with a net debt leverage ratio of 1.7x.

Fiscal 2025 Third Quarter Segment Results

Sally Beauty Supply

•

Segment net sales were $526.8 million in the quarter, a decrease of 1.8% compared to the prior year with a 1.1% decrease in segment comparable sales. The segment operated 32 fewer stores at the end of the quarter compared to the prior year and had a favorable impact of 10 basis points from foreign currency translation on reported sales. Segment e-commerce sales were $43 million, or 8.2% of segment net sales, for the quarter.

•	GAAP gross margin increased by 110 basis points to 60.9% compared to the prior year.

•	GAAP operating earnings were $83.3 million compared to $86.9 million in the prior year, representing a decrease of 4.2%. GAAP operating margin decreased to 15.8% compared to 16.2% in the prior year.

Beauty Systems Group

•

Segment net sales were $406.5 million in the quarter, an increase of 0.2% compared to the prior year with a 0.5% increase in segment comparable sales. The segment had an unfavorable impact of 10 basis points on reported sales from foreign currency translation and operated 3 fewer stores at the end of the quarter compared to the prior year. Segment e-commerce sales were $56 million, or 13.7% of segment net sales, for the quarter.

•	GAAP gross margin was flat to the prior year at 39.4%.

•

GAAP operating earnings were $50.7 million compared to $46.8 million in the prior year, representing an increase of 8.4%. GAAP operating margin in the quarter was 12.5% compared to 11.5% in the prior year.

Fiscal Year 2025 Guidance*

The Company is updating its full year comparable sales outlook to the high end of the prior range and raising its full year Adjusted Operating Margin guidance to reflect current business trends.

Full Year

•	Comparable sales are expected to be approximately flat (previously flat to down 1%)

•

Consolidated net sales are expected to be approximately 75 basis points lower than comparable sales due to the expected unfavorable impact from foreign exchange rates on full year net sales and operating approximately 30 fewer stores compared to the prior year

•	Adjusted Operating Margin is expected to be in the range of 8.6% to 8.7% (previously 8.0% to 8.5%)

*

The Company does not provide a reconciliation for forward-looking non-GAAP financial measures where it is unable to provide a meaningful or accurate calculation or estimation of its reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the occurrence and the financial impact of various items that have not yet occurred, are out of the Company’s control or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Conference Call and Where You Can Find Additional Information

The Company will hold a conference call and live webcast at approximately 7:30 a.m. Central Time today, August 5, 2025, to discuss its financial results and its business. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

Participants can listen to the live webcast of the conference call by accessing the investor relations section of the Company’s website at sallybeautyholdings.com/investor-relations/events-and-presentations/events-calendar, or through our third-party host at SBH Q3 Earnings Webcast. To join the conference call, participants can pre-register to receive a dial-in number and unique PIN using the following link: Pre-register SBH Q3 Earnings Call. Pre-registration can be completed at any time up to and following the call start time.

A replay will be available on the Company’s investor relations website after 10:00 a.m. Central Time on August 5, 2025, through August 5, 2026.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH), as the leader in professional hair color, sells and distributes professional beauty supplies globally through its Sally Beauty Supply and Beauty Systems Group segments. Sally Beauty Supply stores offer up to 7,000 products for hair color, hair care, nails, and skin care through proprietary brands such as Ion®, Bondbar®, Strawberry Leopard®, Generic Value Products®, Inspired by Nature® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, L’Oreal®, Wahl® and Babyliss Pro®. Beauty Systems Group stores, branded as Cosmo Prof® or Armstrong McCall® stores, along with its outside sales consultants, sell up to 8,000 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico®, Amika® and Moroccanoil®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com/investor-relations.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto that are not purely historical facts or that depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of words such as “believes,” “projects,” “expects,” “can,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “will,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including the “Risk Factors” described under Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2024, and other filings with the U.S. Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, (“GAAP”), and are therefore referred to as non-GAAP financial measures: (1) Adjusted Gross Margin; (2) Adjusted Selling, General and Administrative Expenses; (3) Adjusted EBITDA and EBITDA Margin; (4) Adjusted Operating Earnings and Operating Margin; (5) Adjusted Net Earnings; (6) Adjusted Diluted Net Earnings Per Share; and (7) Operating Free Cash Flow. We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted Gross Margin – We define the measure Adjusted Gross Margin as GAAP gross margin excluding the inventory write-off from the Company’s European operations in connection with the fuel for growth initiative for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Selling, General and Administrative Expenses – We define the measure Adjusted Selling, General and Administrative Expenses as GAAP selling, general and administrative expenses excluding the costs related to the Company’s fuel for growth initiative, expenses related to the sale of the Company’s corporate headquarters, and other non-recurring expenses for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted EBITDA and EBITDA Margin – We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to the Company’s fuel for growth initiative, expenses related to the sale of the Company’s corporate headquarters and other non-recurring expenses for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Adjusted Operating Earnings and Operating Margin – Adjusted operating earnings are GAAP operating earnings that exclude the costs related to the Company’s fuel for growth initiative, expenses related to the sale of the Company’s corporate headquarters, costs related to restructuring efforts, and other non-recurring expenses for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted Operating Margin is Adjusted Operating Earnings as a percentage of net sales.

Adjusted Net Earnings – Adjusted net earnings is GAAP net earnings that exclude the tax-effected the costs related to the Company’s fuel for growth initiative, tax-effected expenses related to the sale of the Company’s corporate headquarters, tax-effected costs from the loss on debt extinguishment, tax-effected costs related to restructuring efforts, and tax-effected other non-recurring expenses for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Diluted Net Earnings Per Share – Adjusted diluted net earnings per share is GAAP diluted earnings per share that exclude the tax-effected costs related to the Company’s fuel for growth initiative, tax-effected expenses related to the sale of the Company’s corporate headquarters, tax-effected costs from the loss on debt extinguishment, tax-effected costs related to restructuring efforts, and tax-effected other non-recurring expenses for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Operating Free Cash Flow – We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less payments for capital expenditures (net). We believe Operating Free Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account payments for capital expenditures (net).

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses, providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance. These non-GAAP measures should not be considered a substitute for or superior to GAAP results. Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules
Segment Information	1
Non-GAAP Financial Measures Reconciliations	2-3
Non-GAAP Financial Measures Reconciliations; Adjusted EBITDA and Operating Free Cash Flow	4
Store Count and Comparable Sales	5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,			Nine Months Ended June 30,
	2025	2024	Percentage Change	2025	2024	Percentage Change
Net sales	$933,307	$942,340	(1.0)%	$2,754,348	$2,782,003	(1.0)%
Cost of products sold	452,322	461,457	(2.0)%	1,337,706	1,370,872	(2.4)%

Gross profit	480,985	480,883	0.0%	1,416,642	1,411,131	0.4%
Selling, general and administrative expenses	402,812	408,730	(1.4)%	1,168,776	1,210,303	(3.4)%
Restructuring	—	383	(100.0)%	—	361	(100.0)%

Operating earnings	78,173	71,770	8.9%	247,866	200,467	23.6%
Interest expense	15,709	20,707	(24.1)%	49,440	58,544	(15.6)%

Earnings before provision for income taxes	62,464	51,063	22.3%	198,426	141,923	39.8%
Provision for income taxes	16,740	13,339	25.5%	52,479	36,565	43.5%

Net earnings	$45,724	$37,724	21.2%	$145,947	$105,358	38.5%

Earnings per share:
Basic	$0.46	$0.37	24.3%	$1.44	$1.01	42.6%
Diluted	$0.44	$0.36	22.2%	$1.40	$0.98	42.9%

Weighted average shares:
Basic	100,463	103,190		101,367	104,477
Diluted	103,239	105,897		104,187	107,186

			Basis Point Change			Basis Point Change
Comparison as a percentage of net sales
Consolidated gross margin	51.5%	51.0%	50	51.4%	50.7%	70
Selling, general and administrative expenses	43.2%	43.4%	(20)	42.4%	43.5%	(110)
Consolidated operating margin	8.4%	7.6%	80	9.0%	7.2%	180
Effective tax rate	26.8%	26.1%	70	26.4%	25.8%	60

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30 2025	September 30, 2024
Cash and cash equivalents	$112,800	$107,961
Trade and other accounts receivable	95,957	92,188
Inventory	1,005,365	1,036,624
Other current assets	47,522	68,541

Total current assets	1,261,644	1,305,314
Property and equipment, net	256,472	269,872
Operating lease assets	589,960	582,573
Goodwill and other intangible assets	597,165	598,226
Other assets	38,859	36,914

Total assets	$2,744,100	$2,792,899

Current maturities of long-term debt	$4,000	$4,127
Accounts payable	193,040	269,424
Accrued liabilities	165,291	162,950
Current operating lease liabilities	155,591	136,068
Income taxes payable	5,920	20,100

Total current liabilities	523,842	592,669
Long-term debt, including capital leases	882,383	978,255
Long-term operating lease liabilities	468,998	479,616
Other liabilities	20,874	22,066
Deferred income tax liabilities, net	85,094	91,758

Total liabilities	1,981,191	2,164,364
Total stockholders’ equity	762,909	628,535

Total liabilities and stockholders’ equity	$2,744,100	$2,792,899

Supplemental Schedule 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended June 30,			Nine Months Ended June 30,
	2025	2024	Percentage Change	2025	2024	Percentage Change
Net sales:
Sally Beauty Supply (“SBS”)	$526,782	$536,536	(1.8)%	$1,552,803	$1,573,015	(1.3)%
Beauty Systems Group (“BSG”)	406,525	405,804	0.2%	1,201,545	1,208,988	(0.6)%

Total net sales	$933,307	$942,340	(1.0)%	$2,754,348	$2,782,003	(1.0)%

Operating earnings:
SBS	$83,305	$86,938	(4.2)%	$240,484	$241,387	(0.4)%
BSG	50,672	46,753	8.4%	145,075	134,395	7.9%

Segment operating earnings	133,977	133,691	0.2%	385,559	375,782	2.6%
Unallocated expenses (1)	55,804	61,538	(9.3)%	137,693	174,954	(21.3)%
Restructuring	—	383	(100.0)%	—	361	(100.0)%
Interest expense	15,709	20,707	(24.1)%	49,440	58,544	(15.6)%

Earnings before provision for income taxes	$62,464	$51,063	22.3%	$198,426	$141,923	39.8%

	2025	2024	Basis Point Change	2025	2024	Basis Point Change
Segment gross margin:
SBS	60.9%	59.8%	110	60.6%	59.5%	110
BSG	39.4%	39.4%	—	39.6%	39.4%	20
Segment operating margin:
SBS	15.8%	16.2%	(40)	15.5%	15.3%	20
BSG	12.5%	11.5%	100	12.1%	11.1%	100
Consolidated operating margin	8.4%	7.6%	80	9.0%	7.2%	180

(1)

Unallocated expenses, including share-based compensation expense, consist of corporate and shared costs and are included in selling, general and administrative expenses. Additionally, unallocated expenses include costs associated with our Fuel for Growth initiative and a gain from the sale of our corporate headquarters.

Supplemental Schedule 2

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30, 2025
	As Reported (GAAP)	Fuel for Growth and Other (1)	Corporate HQ Relocation (2)	As Adjusted (Non-GAAP)
Cost of products sold	$452,322	$(4,068)	$—	$448,254
Consolidated gross margin	51.5%			52.0%
Selling, general and administrative expenses	402,812	(3,737)	(137)	398,938
SG&A expenses, as a percentage of sales	43.2%			42.7%
Operating earnings	78,173	7,805	137	86,115
Operating margin	8.4%			9.2%
Interest expense	15,709	—	—	15,709
Earnings before provision for income taxes	62,464	7,805	137	70,406
Provision for income taxes (5)	16,740	1,263	10	18,013

Net earnings	$45,724	$6,542	$127	$52,393

Earnings per share: (6)
Basic	$0.46	$0.07	$0.00	$0.52
Diluted	$0.44	$0.06	$0.00	$0.51

	Three Months Ended June 30, 2024
	As Reported (GAAP)	Fuel for Growth and Other (1)	Restructuring (3)	Loss on Debt Extinguishment (4)	As Adjusted (Non-GAAP)
Cost of products sold	$461,457	$—	$—	$—	$461,457
Consolidated gross margin	51.0%				51.0%
Selling, general and administrative expenses	408,730	(11,933)	—	—	396,797
SG&A expenses, as a percentage of sales	43.4%				42.1%
Restructuring	383	—	(383)	—	—
Operating earnings	71,770	11,933	383	—	84,086
Operating margin	7.6%				8.9%
Interest expense	20,707	—	—	(1,697)	19,010
Earnings before provision for income taxes	51,063	11,933	383	1,697	65,076
Provision for income taxes (5)	13,339	3,066	99	436	16,940

Net earnings	$37,724	$8,867	$284	$1,261	$48,136

Earnings per share: (6)
Basic	$0.37	$0.09	$0.00	$0.01	$0.47
Diluted	$0.36	$0.08	$0.00	$0.01	$0.45

(1)	Fuel for Growth and other represents expenses primarily related expenses associated with our Fuel for Growth program and other non-recurring items, including the divesture of operations in Spain.
(2)	Primarily represents expenses in connection with the relocation of our headquarters.
(3)	Restructuring represents expenses and adjustments incurred primarily in connection with our Distribution Center Consolidation and Store Optimization Plan.
(4)	Loss on debt extinguishment relates to the write-off of unamortized deferred financing costs related to the repricing of our Term Loan B due 2030.
(5)

The provision for income taxes was calculated using the applicable tax rates for each country, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized.

(6)	The sum of the earnings per share may not equal the full amount due to rounding of the calculated amounts.

Supplemental Schedule 3

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands, except per share data)

(Unaudited)

	Nine Months Ended June 30, 2025
	As Reported (GAAP)	Fuel for Growth and Other (1)	Corporate HQ Relocation (2)	Asset Impairment (3)	As Adjusted (Non-GAAP)
Cost of products sold	$1,337,706	$(4,068)	$—	$—	$1,333,638
Consolidated gross margin	51.4%				51.6%
Selling, general and administrative expenses	1,168,776	(12,412)	26,296	(1,779)	1,180,881
SG&A expenses, as a percentage of sales	42.4%				42.9%
Operating earnings	247,866	16,480	(26,296)	1,779	239,829
Operating margin	9.0%				8.7%
Interest expense	49,440	—	—	—	49,440
Earnings before provision for income taxes	198,426	16,480	(26,296)	1,779	190,389
Provision for income taxes (6)	52,479	3,485	(6,788)	444	49,620

Net earnings	$145,947	$12,995	$(19,508)	$1,335	$140,769

Earnings per share: (7)
Basic	$1.44	$0.13	$(0.19)	$0.01	$1.39
Diluted	$1.40	$0.12	$(0.19)	$0.01	$1.35

	Nine Months Ended June 30, 2024
	As Reported (GAAP)	Fuel for Growth and Other (1)	Restructuring (4)	Loss on Debt Extinguishment (5)	As Adjusted (Non-GAAP)
Cost of products sold	$1,370,872	$—	$—	$—	$1,370,872
Consolidated gross margin	50.7%				50.7%
Selling, general and administrative expenses	1,210,303	(25,760)	—	—	1,184,543
SG&A expenses, as a percentage of sales	43.5%				42.6%
Restructuring	361	—	(361)	—	—
Operating earnings	200,467	25,760	361	—	226,588
Operating margin	7.2%				8.1%
Interest expense	58,544	—	—	(4,261)	54,283
Earnings before provision for income taxes	141,923	25,760	361	4,261	172,305
Provision for income taxes (6)	36,565	6,618	93	1,095	44,371

Net earnings	$105,358	$19,142	$268	$3,166	$127,934

Earnings per share: (7)
Basic	$1.01	$0.18	$0.00	$0.03	$1.22
Diluted	$0.98	$0.18	$0.00	$0.03	$1.19

(1)	Fuel for Growth and other represents expenses primarily related expenses associated with our Fuel for Growth program and other non-recurring items, including our divestiture of operations in Spain.
(2)	Primarily represents a $26.6 million gain from the sale of our headquarters in Denton, TX and expenses in connection with the relocation of our headquarters.
(3)	Impairment related to the write-off of certain tradenames used in Europe.
(4)	Restructuring represents expenses and adjustments incurred primarily in connection with our Distribution Center Consolidation and Store Optimization Plan.
(5)

Loss on debt extinguishment relates to the repayment of our 5.625% Senior Notes due 2025, which included a the write-off of unamortized deferred financing costs of $2.0 million, and overlapping interest, net of interest earned on short-term cash equivalents, in the amount of $0.5 million on such senior notes after February 27, 2024 and until their redemption. These pro-forma adjustments assume the redeemed senior notes were repaid on February 27, 2024 at the time of closing on our 6.75% Senior Notes due 2032. In connection with the repricing of our Term Loan B, we recognized a write-off of unamortized deferred financing costs of $1.7 million.

(6)

The provision for income taxes was calculated using the applicable tax rates for each country, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized.

(7)	The sum of the earnings per share may not equal the full amount due to rounding of the calculated amounts.

Supplemental Schedule 4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended June 30,			Nine Months Ended June 30,
	2025	2024	Percentage Change	2025	2024	Percentage Change
Adjusted EBITDA:
Net earnings	$45,724	$37,724	21.2%	$145,947	$105,358	38.5%
Add:
Depreciation and amortization	24,669	28,516	(13.5)%	75,593	83,533	(9.5)%
Interest expense	15,709	20,707	(24.1)%	49,440	58,544	(15.6)%
Provision for income taxes	16,740	13,339	25.5%	52,479	36,565	43.5%

EBITDA (non-GAAP)	102,842	100,286	2.5%	323,459	284,000	13.9%
Share-based compensation	4,509	4,178	7.9%	14,800	13,260	11.6%
Fuel for Growth and Other	7,805	11,933	(34.6)%	16,480	25,760	(36.0)%
Corporate HQ Relocation	137	—	100.0%	(26,296)	—	100.0%
Asset Impairment	—	—	—	1,779	—	100.0%
Restructuring	—	383	(100.0)%	—	361	(100.0)%

Adjusted EBITDA (non-GAAP)	$115,293	$116,780	(1.3)%	$330,222	$323,381	2.1%

			Basis Point Change			Basis Point Change
Adjusted EBITDA as a percentage of net sales
Adjusted EBITDA margin	12.4%	12.4%	0	12.0%	11.6%	40

	2025	2024	Percentage Change	2025	2024	Percentage Change
Operating Free Cash Flow:
Net cash provided by operating activities	$69,432	$47,895	45.0%	$153,953	$135,855	13.3%
Less:
Payments for property and equipment, net (1)	20,300	19,149	6.0%	15,697	63,808	(75.4)%

Operating free cash flow (non-GAAP)	$49,132	$28,746	70.9%	$138,256	$72,047	91.9%

(1)	For the nine months ended June 30, 2025, payments for property and equipment, net include $43.6 million in proceeds from the sale of our corporate headquarters.

Supplemental Schedule 5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Comparable Sales

(Unaudited)

	As of June 30,
	2025	2024	Change
Number of stores:
SBS stores	3,096	3,128	(32)
BSG:
Company-operated stores	1,198	1,200	(2)
Franchise stores	131	132	(1)

Total BSG	1,329	1,332	(3)

Total consolidated	4,425	4,460	(35)

Number of BSG distributor sales consultants (1)	611	659	(48)

(1)	BSG distributor sales consultants (DSC) include 191 sales consultants employed by our franchisees at June 30, 2025 and 2024.

	Three Months Ended June 30,			Nine Months Ended June 30,
	2025	2024	Basis Point Change	2025	2024	Basis Point Change
Comparable sales growth (decline):
SBS	(1.1)%	0.7%	(180)	0.1%	(1.7)%	180
BSG	0.5%	2.6%	(210)	(0.2)%	1.8%	(200)
Consolidated	(0.4)%	1.5%	(190)	0.0%	(0.2)%	20

Our comparable sales include sales from stores that have been operating for 14 months or longer as of the last day of a month and e-commerce revenue. Additionally, our comparable sales include sales to franchisees and full-service sales. Our comparable sales amounts exclude the effect of changes in foreign exchange rates and sales from stores relocated until 14 months after the relocation. Revenue from acquired stores is excluded from our comparable sales calculation until 14 months after the acquisition.